Exhibit 99.1

CATALYST HEALTH SOLUTIONS TO ACQUIRE

WALGREENS HEALTH INITIATIVES FOR $525 MILLION

Transaction Will More than Double Catalyst’s PBM Membership and Prescription Volume

ROCKVILLE, Md., March 9, 2011 – Catalyst Health Solutions, Inc. (NASDAQ:CHSI) announced that it has entered into a definitive agreement with Walgreen Co. (NYSE, NASDAQ: WAG) to acquire Walgreens’ pharmacy benefit management (PBM) subsidiary, Walgreens Health Initiatives, Inc. (WHI), for $525 million in cash.

This transaction brings together two of the leading national PBMs. With the addition of WHI, Catalyst’s PBM membership will increase from approximately 7 million individuals to over 18 million members, while annual prescription volume will expand from approximately 80 million to over 165 million. “This is a significant milestone for Catalyst and an important next step in our long-term growth strategy,” said David T. Blair, Chief Executive Officer of Catalyst. “Our combined expertise and best-in-class solutions will provide immediate value to our clients and members.”

Founded in 1995, WHI is a full-service PBM providing services to employer groups, health plans, Medicare clients and individual consumers nationwide. “We are gaining WHI’s talented employees who have been integral to the growth and success of the business and are pleased to welcome them to the Catalyst team,” Blair continued. “Together, we will provide continuity for our valued customers and deliver market-leading services that will further improve health outcomes.”

Catalyst will enter into an agreement with Walgreens to provide PBM services for Walgreens’ 244,000 active employees in addition to retirees and dependents, as well as an agreement to administer the Walgreens Prescription Savings Club.

“Catalyst has an outstanding reputation and is committed to service excellence and innovation. We are confident that WHI’s customers will benefit from Catalyst’s programs, resources and access to state-of-the-art PBM services,” said Walgreens President and CEO Greg Wasson. “We look forward to working with Catalyst to ensure a smooth transition.”

Catalyst has a history of successful integrations and will work closely with WHI to rapidly deliver the many strategic and financial benefits of this transaction. A transition team comprised of representatives from Catalyst, Walgreens and WHI is being established to identify and integrate best practices from both companies and ensure continuity for clients and members. At closing, Walgreens employees who service WHI will join the Catalyst organization and Catalyst will maintain a significant presence in the Chicago area, where WHI is based. In addition, Catalyst and Walgreens entered into a transition services agreement pursuant to which Walgreens will provide certain services to Catalyst after closing to facilitate a seamless transition.

Financing, Approvals and Timing

The acquisition is subject to customary closing conditions and the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The companies expect to complete the transaction in the first half of 2011.

Catalyst has secured fully committed financing from Goldman Sachs Lending Partners LLC, Citi, SunTrust Bank and Wells Fargo Bank, N.A. Based on market conditions and other considerations, the Company may pursue alternative financing, including an equity offering in combination with its existing credit revolver and available cash.

Citi, Goldman, Sachs & Co. and Jefferies & Company, Inc. acted as financial advisors to Catalyst, and Latham & Watkins LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. served as its legal counsel. BofA Merrill Lynch acted as financial advisor to Walgreens in the transaction, and Sidley Austin LLP and Weil, Gotshal & Manges LLP served as legal counsel for Walgreens.

Conference Call

Catalyst will host a conference call today at 9:00 a.m. Eastern time to discuss this acquisition. To participate, call 1-800-723-6575, access code 1817517 ten minutes prior to the scheduled start time, and request to be connected to the Catalyst Health Solutions call.

A replay will be available for one week following the call through March 16th. To access the telephonic replay, dial 1-888-203-1112, replay access code 1817517, or visit the investor information section on Catalyst’s website at www.catalysthealthsolutions.com.

About Catalyst Health Solutions, Inc.

Catalyst Health Solutions, Inc., the fastest growing national PBM in the U.S., is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager (PBM) serving more than 7 million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of PBM services to the hospice industry; FutureScripts, LLC, a full-service PBM serving approximately one million lives in the mid-Atlantic region, and Immediate Pharmaceutical Services, Inc., a fully integrated prescription mail service facility in Avon Lake, Ohio. The Company’s clients include self-insured employers, including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

Forward Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that might materially affect our results, particularly those risks referred to in our Annual Report on Form 10-K for the year ended December 31, 2010, under “Item 1A. Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K, our Forms 10-Q, and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business. Catalyst Health Solutions, Inc. does not undertake any obligation to update forward-looking statements, whether as a result of new information, future events, or other developments.

Source: Catalyst Health Solutions, Inc.

Catalyst Health Solutions, Inc.

Hai Tran, Chief Financial Officer

301-548-2900

htran@chsi.com